Exhibit 32.1

Written Statement of the Chief Executive Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Executive Officer of NutraCea (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Bradley Edson
Bradley Edson
Chief Executive Officer